8x8, Inc. Announces $250 Million Senior Secured Term Loan Credit Facility in a Customized Capital Solution Led by Francisco Partners
New Facility Represents Strategic Investment by Francisco Partners; Proceeds Will Fund $60 Million Share Repurchase and Cash Portion of the Exchange of $404 Million Convertible Debt

CAMPBELL, Calif.— August 3, 2022 — 8x8, Inc. (NYSE: EGHT) (the “Company” or “8x8”), a leading integrated cloud communications platform provider, today announced a new $250 million senior secured term loan facility in a transaction led by Francisco Partners. Under the credit agreement, the Company intends to use the facility to fund the cash portion of an exchange of approximately $404 million principal amount of the Company’s 0.50% convertible notes due 2024 and the concurrent repurchase of approximately $60 million of the Company’s common stock.

“We are excited to partner with 8x8 by providing a customized capital solution,” said Scott Eisenberg, Head of Credit and Structured Solutions at Francisco Partners. “8x8 is a leader in the large and growing cloud communications market and we look forward to supporting management by helping advance their vision for the business and drive value for all stakeholders.”

“Francisco Partners’ commitment of capital to 8x8 recognizes the opportunity and importance of our XCaaS vision to deliver a single-vendor cloud communications and contact center solution that empowers workers in today’s hybrid workplaces,” said Samuel Wilson, 8x8 Chief Financial Officer. “By simultaneously executing a term loan, convertible debt exchange, and share repurchase, we extend the maturity of more than 80 percent of our 2024 convertible debt while limiting the potential dilutive impact to existing shareholders. Our continued focus on operational efficiency was a key factor in negotiating favorable terms for these transactions. Consistent with the increased emphasis on profitability and cash flow generation we communicated with our fiscal first quarter earnings release, we reiterate our recently communicated goals of remaining operating cash flow positive and generating an operating profit on a non-GAAP basis.”

Term Loan Facility Details
The term loan facility will mature in July 2027. Advances under the term loan facility will bear interest at an annual rate equal to the Term Secured Overnight Financing Rate (SOFR), plus a margin of 6.50%, subject to a floor of 1.00% and a credit spread adjustment of 0.10%. Wilmington Savings Fund Society, FSB will serve as administrative agent, with certain affiliates of Francisco Partners as lenders (the “Credit Agreement”).

In conjunction with the term loan facility, the Company also issued detachable warrants exercisable for an aggregate of 3.1 million shares of the Company’s common stock to Francisco Partners and its affiliates. The warrants carry a five-year term and an exercise price equal to $7.15, representing a 27.5% premium over the closing price of the Company’s common stock on August 3, 2022, the pricing date.

Loans under the Credit Agreement contain customary financial covenants as well as affirmative and negative covenants customary for transactions of this type, including minimum liquidity and limitations with respect to indebtedness, liens, investments, dividends, disposition of assets, change in business and transactions with affiliates.

The Credit Agreement will be guaranteed by certain of the Company’s wholly-owned subsidiaries, other than immaterial subsidiaries and other customary exceptions, and secured by a perfected security interest in substantially all of the Company’s tangible and intangible assets, as well as substantially all of the tangible and intangible assets of the guarantors.

The initial funding of loans under the Credit Agreement is expected to occur on August 10, 2022, subject to customary closing conditions.
J. Wood Capital Advisors LLC acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to the Company on the transaction.
About 8x8 Inc.
8x8, Inc. (NYSE: EGHT) is transforming the future of business communications as a leading Software as a Service provider of 8x8 XCaaS™ (eXperience Communications as a Service™), an integrated contact center, voice communications, video, chat, and API built on one global cloud communications platform. 8x8 uniquely eliminates the silos between Unified Communications as a Service (UCaaS) and Contact Center as a Service (CCaaS) to power the communications requirements of all employees globally as they work together to deliver differentiated customer experiences. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, Twitter and Facebook.

8x8®, 8x8 XCaaS™, eXperience Communications as a Service™, eXperience Communications Platform™ are trademarks of 8x8, Inc.

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Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. These forward-looking statements, include but are not limited to the Company's ability to close the foregoing transactions on the timeline described, with the terms anticipated, or at all and whether the Company remains cash flow positive and profitable on a non-GAAP basis. Actual results could differ materially from those projected in forward-looking statements depending on a variety of factors. These include that the closing of the transactions is subject to closing conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8 files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8 undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
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8x8, Inc. Contacts:

Investor Relations:
Kate Patterson, 1-408-763-8175
katherine.patterson@8x8.com

Media:

John Sun, 1-408-692-7054
john.sun@8x8.com
Francisco Partners Contact:
Whit Clay, 1-212-446-1864
wclay@sloanepr.com